Exhibit 2.2
ASSET PURCHASE AGREEMENT
          This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 5th, 2010, and effective as of February 28, 2010 (the “Effective Date”), by and among Carrier to Carrier Telecom Holdings Limited, a limited liability company incorporated under the laws of Gibraltar with commercial register number 97853 (the “Parent”), Evocomm Communications Limited (“Evocomm”), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Parent, and Globecomm (BVI) Ltd (the “Buyer”), a limited liability company incorporated under the laws of the British Virgin Islands, and an indirectly wholly-owned subsidiary of Globecomm Systems Inc. (“Globecomm”), a company incorporated under the laws of the State of Delaware.
          WHEREAS, the Parent, Globecomm, the Buyer and Globecomm Netherlands B.V. are parties to that certain acquisition agreement (the “Master Acquisition Agreement”) dated as of the date hereof;
          WHEREAS, in connection with a series of transactions contemplated under the Master Acquisition Agreement, the Master Acquisition Agreement provides that the Buyer shall acquire the Evocomm Assets; and
          WHEREAS, the parties hereto desire to set forth more fully the terms on which the Buyer shall acquire the Evocomm Assets from Evocomm;
          NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and benefits to accrue to the parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used in this Agreement that are not defined elsewhere herein shall have the meanings set forth in the Master Acquisition Agreement.
     2. Sale and Purchase of Assets.
          (a) Assets to be Purchased by the Buyer. Upon and subject to the terms and conditions of this Agreement, and based upon the representations and warranties contained in the Master Service Agreement and herein, at the Closing, Evocomm shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and assume from Evocomm, all of Evocomm’s right, title and interest in and to all assets used, useable and/or necessary to conduct its business (the “Evocomm Business”), including, without limitation, the assets identified on Schedule 2(a) hereto (the “Evocomm Assets Schedule”) and including, without limitation, the following assets, free and clear of any Liens (collectively, the “Evocomm Assets”):
          (i) all accounts and notes receivable (whether current or noncurrent) as of the Effective Date;
          (ii) all prepayments, prepaid expenses, deferred charges, advance payments, utility and other security deposits as of the Effective Date;
          (iii) all raw materials, works-in-process, inventory and other materials of Evocomm wherever located (and, to the extent applicable, all inventory in transit or on order and not yet delivered), and all rights with respect to the processing and completion of any works-in-

process of Evocomm, including the right to collect and receive charges for services performed by Evocomm with respect thereto;
          (iv) all supplies, property, plant, equipment, furniture, fixtures, machinery, fittings, automobiles, trucks, and other motor vehicles, tools, spare parts, leasehold improvements and other tangible property, whether owned or leased (including, without limitation, items which have been fully depreciated or expensed);
          (v) all other current assets of Evocomm;
          (vi) all of Evocomm’s right, title and interest in and to its Contracts, leases, licenses, agreements, permits, supply and distribution arrangements, sales and purchase agreements and orders, consignment arrangements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights, and all other agreements, arrangements and understandings, whether or not documented in writing;
          (vii) the right to receive all mail and other communications addressed to Evocomm in respect of the Evocomm Business (including, without limitation, mail and communications from customers, suppliers and agents);
          (viii) all intangible assets and Intellectual Property of Evocomm and all continuations, renewals and extensions, and all income and royalties for any of the Intellectual Property, and all damages, payments and rights to sue for or relating to past, present or future infringements thereof, and all other general intangibles;
          (ix) all lists and records pertaining to Evocomm’s customers, suppliers, distributors, inventors, endorsers, vendors and related databases;
          (x) the Evocomm Business as a going concern and all goodwill with respect thereto and Evocomm’s Permits and other authorizations of governmental authorities (to the extent such Permits and other authorizations of governmental authorities are transferable) and third parties, world wide web addresses, URLs, email addresses, domain names, websites, licenses, telephone numbers, property addresses, listings pertaining to Evocomm in all telephone books and other directories and other communications media, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action, claims, refunds, causes of action, rights of recovery, rights of set-off and similar obligations owing to Evocomm from all Persons including, but not limited to, their present and former members, officers, employees and agents, together with all books, databases, operating data and records (including financial, accounting and credit records), files, papers, records and other data of Evocomm;
          (xi) all initiatives and planned projects that have been, are being or will be developed by Evocomm in relation to the Evocomm Business; and
          (xii) all other assets, if any, used in the Evocomm Business (other than the Excluded Assets (as defined herein)) not covered under clauses (i) — (xi) above.
     The parties agree that Evocomm Assets identified on the Evocomm Asset Schedule is not an exclusive list and that the purpose of the Evocomm Asset Schedule is to specifically identify certain of the Evocomm Assets. The parties also agree that the Evocomm Assets do not include the Excluded Assets and that the Excluded Assets will be retained by Evocomm. If it becomes known after the Closing by any party hereto that one or more assets of Evocomm is missing from the Evocomm Asset Schedule but should have been included therein, such omission shall be deemed to be a mistake and the parties will, in good faith, take such actions as are reasonably necessary to transfer title and ownership to such asset to the Buyer as if the same were on the schedule as of the Closing and part of the Evocomm Assets included hereunder.
     Notwithstanding anything contained herein to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof without the consent of a third party thereto, to the extent required, would constitute a breach thereof or in any way adversely affect the rights of the Buyer thereunder. If such consent, to the extent required, is not obtained at or prior to the Closing, or if any attempt at an assignment thereof would be ineffective or would affect the rights of Evocomm thereunder so that the Buyer would not in fact receive all such rights, the Parent and Evocomm shall cooperate with Globecomm and the Buyer to the extent necessary to obtain such consent as promptly as reasonably practicable following the Closing and, until such consent has been obtained, provide the Buyer with the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of the Buyer of any and all rights of Evocomm against a third party thereto arising out of the breach or cancellation by such third party or otherwise.
     Evocomm hereby constitutes and appoints the Buyer as its true and lawful agent and attorney in fact, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Evocomm but on behalf and for the benefit of the Buyer and its successors and assigns, from time to time, to do all things legally permissible, required or reasonably deemed by the Buyer to be required to recover and collect the Evocomm Assets and to use Evocomm’s name in such manner as the Buyer may reasonably deem necessary for the collection and recovery of the same. Evocomm hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by Evocomm.
          (b) Excluded Assets. The parties hereto agree that the Evocomm Assets do not include:
          (i) the Evosat Sale Shares;
          (ii) that portion of the Initial Purchase Price payable by Globecomm to Evocomm in respect of the sale and purchase of the Evosat Sale Shares in the manner as contemplated pursuant to the terms of the Master Acquisition Agreement;
          (iii) the corporate books and records of Evocomm; and
          (iv) any Tax refunds that relate to the Evocomm Assets or Evocomm’s Business originating during or attributable to the period up to the Effective Date,
          (collectively the “Excluded Assets”).
          (c) Assumed Liabilities. Except as otherwise specifically provided herein or in Section 2(e), at the Closing, the Buyer shall assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations of Evocomm incurred solely in connection with the Evocomm Assets, as included on the Balance Sheets, other than the Retained Liabilities (the “Assumed Liabilities”).

          (d) Retained Liabilities. The liabilities and obligations not to be assumed by the Buyer and to be retained by Evocomm (the “Retained Liabilities”) include, without limiting the generality of the foregoing, and whether or not incurred in the ordinary and usual course of business:
          (i) any liability or obligation of Evocomm for any Taxes which relate to the Evocomm Assets or the Evocomm Business originating during or attributable to the period up to the Effective Date, including, without limitation, all sales and use taxes and taxes on income or which are measured by income derived during or attributable to the period up to the date hereof;
          (ii) any liability or obligation of Evocomm relating to the Excluded Assets;
          (iii) any liability or obligation to an employee, former employee or consultant of Evocomm compensable under any applicable workers’ compensation or similar law arising from or relating to an accident, event or other occurrence prior to the Effective Date;
          (iv) any liability or obligation to an employee, former employee or consultant of Evocomm under any employee benefit plans with respect to periods prior to the Effective Date;
          (v) any liability or obligation to an employee, former employee or consultant of Evocomm for compensation, vacation pay, severance pay or other compensation or benefits with respect to periods prior to the Effective Date; and
          (vi) any liability or obligation whatsoever or howsoever arising of Evocomm to Andrew Thompson for services performed by him for the benefit of Evocomm or otherwise.
     3. Purchase Price; Allocation.
          (a) Purchase Price. In consideration for the purchase of the Evocomm Assets and the assumption of the Assumed Liabilities, at the Closing, Globecomm shall pay Evocomm a purchase price of $3,588,704 (the “Evocomm Assets Purchase Price”), which Evocomm Assets Purchase Price shall be paid pursuant to the terms of the Master Acquisition Agreement.
          (b) Allocation. The Evocomm Assets Purchase Price (taking into account the Assumed Liabilities) shall be allocated among the Evocomm Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Allocation”). The Allocation will be used by the parties in preparing all applicable tax returns and shall be binding upon the parties and upon each of their successors and assigns, and the parties shall report the transaction herein in accordance with the Allocation and shall not take any position or action inconsistent with the Allocation.
     4. Closing; Deliverables.
          (a) The closing of the purchase and sale of the Evocomm Assets and the assumption of the Assumed Liabilities shall take place as part of the Closing as contemplated pursuant to the terms of the Master Acquisition Agreement.
          (b) In addition to the delivery of the Evocomm Purchase Price to Evocomm, at the Closing the Buyer shall deliver to Evocomm a counterpart signature page to this Agreement and the Assignment, Bill of Sale and Assumption Agreement in the form attached as Exhibit A hereto (the “Bill of Sale”), in each case duly executed by an authorized officer of the Buyer.

          (c) At the Closing Evocomm shall deliver to the Buyer a counterpart signature page to this Agreement and the Bill of Sale in each case duly executed by an authorized officer of Evocomm, together with such other deeds, endorsements, assignment and assumption agreements, and other good and sufficient instruments of conveyance and transfer as the Buyer may reasonably request, to vest in the Buyer all the right, title and interest of Evocomm in, to and under any or all of the Evocomm Assets, free and clear of all Liens.
     5. Representations and Warranties of the Parent and Evocomm. The Parent and Evocomm, jointly and severally, represent and warrant to Globecomm and the Buyer as follows:
          (a) Organization and Good Standing. Evocomm is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands with full corporate power and authority to conduct the Evocomm Business as it is now being conducted and to own, lease and use its properties and the Evocomm Assets.
          (b) Authorization. Evocomm has full power, authority and legal right to execute, deliver and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize and approve the execution, delivery and performance of this Agreement. This Agreement has been duly executed by Evocomm and constitutes a legal, valid and binding obligation of Evocomm, enforceable against Evocomm in accordance with its terms.
          (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with the terms and provisions hereof will:
          (i) contravene, conflict with, or result in a violation of any provision of the articles of incorporation or by-laws of Evocomm; or
          (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, any law, statute, judgment, decree or order applicable to Evocomm or by which any of its properties are bound; or
          (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or create any event which with notice or lapse of time or both could become a default under or result in the loss of a material benefit under, or to cancel, terminate, or modify, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Evocomm is a party or by which any of its properties are bound.
     6. Representations and Warranties of the Buyer. The Buyer represents and warrants to Evocomm as follows:
          (a) Organization and Good Standing. The Buyer is a corporation validly existing and in good standing under the laws of the British Virgin Islands. The Buyer has the requisite corporate power and authority to carry on its business as presently conducted.
          (b) Authorization. The Buyer has full power, authority and legal right to execute and deliver, and perform its obligations under, this Agreement, and has taken all necessary corporate actions to authorize and approve the execution, delivery and performance of this Agreement. This Agreement has been duly executed by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.
          (c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms and provisions hereof will:
          (i) contravene, conflict with, or result in a violation of any provision of their articles of incorporation or bylaws of the Buyer; or
          (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, any law, statute, judgment, decree or order applicable to the Buyer; or
          (iii) contravene, conflict with, or result in a violation or breach of any provision of, or given any Person the right to declare a default or exercise any remedy under, or create any event which with notice or lapse of time or both could become a default under or result in the loss of a material benefit under, or to accelerate the maturity or performance of, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or to cancel, terminate, or modify, any material contract to which the Buyer is a party or by it or any of its properties are bound or affected; or
          (iv) result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or leased by the Buyer.
     7. Miscellaneous.
          (a) Transfer Taxes and Expenses. Evocomm shall be solely responsible for and shall pay all transfer taxes, license and registration fees and expenses, if any, and all other taxes, fees or other charges of any Governmental Authority required to be paid (regardless of who has the obligation to collect such tax, fee or charge) on or after the date hereof as a result of the sale, assignment, conveyance and delivery of the Evocomm Assets to the Buyer. Each party shall pay any accounting, legal or similar expenses incurred by such party or to be incurred by it in negotiating, closing and carrying out this Agreement and the transactions contemplated hereby.
          (b) Sales and Personal Property Taxes. Any and all gross receipts, sales or use taxes assessed, measured or payable with respect to the operation or activities of Evocomm’s business or the Evocomm Assets up to the Effective Date shall be the sole responsibility of, and shall be paid in full by, Evocomm. Any and all personal property taxes assessed, measured or payable at any time up to the date hereof shall be the sole responsibility of, and shall be paid in full by, Evocomm. Any and all gross receipts, sales or use taxes assessed, measured or payable with respect to the operation or activities of Evocomm’s business or the Evocomm Assets from and after the Effective Date shall be the sole responsibility of, and shall be paid in full by, the Buyer. Any and all personal property taxes assessed, measured or payable at any time from and after the date hereof shall be the sole responsibility of, and shall be paid in full by, the Buyer.
          (c) Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State without reference to conflict of laws principles.
          (d) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (e) Waivers; Consents. Any failure of the Buyer, on the one hand, or the Parent and Evocomm, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Parent and Evocomm or by the Buyer, respectively, only by written instrument signed by the party granting such waiver and delivered to the other parties. The waiver by a party of any breach hereof or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not be deemed to constitute a waiver of, or estoppel with respect to, any other breach or default or any subsequent breach or default. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver as set forth in this Section 7(e).
          (f) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
          (g) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred (whether consensually, non-consensually, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party, except that Globecomm and the Buyer may assign this Agreement and all rights, interests or obligations hereunder to an Affiliate upon written notice to Evocomm and/or the Parent. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
          (h) Injunctive Relief. The parties agree and acknowledge that money damages alone will not adequately compensate the Buyer for breach of any of the Parent’s or Evocomm’s covenants or agreements in this Agreement, and the Parent and Evocomm agree that in the case of any breach or threatened breach of any such covenant or agreement, in addition to all other remedies available to such party at law, in equity or otherwise, the Buyer shall be entitled to injunctive relief, compelling specific performance of, or other compliance with, the terms of this Agreement.
          (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, then delivered or transmitted by facsimile, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
          (j) No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto.
          (k) Further Assurances. At any time and from time to time following the Closing, Evocomm shall deliver to the Buyer such other instruments of conveyance and transfer as the Buyer may request or as may be otherwise necessary to more effectively convey and transfer to, and vest in the Buyer and put the Buyer in full possession of, the Evocomm Assets free and clear of all Liens.
[signature page follows]

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

EVOCOMM COMMUNICATIONS LIMITED
By:	/s/ Y. Olivares
Name: Y. Olivares
Title: Secretary

CARRIER TO CARRIER TELECOM HOLDINGS LTD
By:	/s/ P.J. Bullock
Name: Paul Bullock
Title: Authorized Signatory

GLOBECOMM (BVI) LTD
By:	/s/ Keith A. Hall
Name: Keith A. Hall
Title: Director

GLOBECOMM SYSTEMS INC.
By:	/s/ Keith A. Hall
Name: Keith A. Hall
Title: President and Chief Operating Officer